PLAN OF CONVERSION -

NAME CHANGE AND DOMICILE CHANGE OF

CANNAGISTICS, INC.,

a Nevada corporation,

INTO

GLOBAL TRANSITION CORPORATION,

a Delaware corporation

This PLAN OF CONVERSION and NAME CHANGE (the “Plan”), dated as of May 6, 2021, for the Corporation to change its name as a first step and as a prelude to a holding company reorganization, is hereby adopted by Cannagistics, Inc., a Nevada corporation, hereby becoming a Delaware Corporation in order to set forth the terms, conditions, and procedures governing the transference and conversion of Cannagistics, Inc. into a Delaware corporation, while changing its name to Global Transition Corporation, as permitted by applicable provisions of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (“DGCL”).

WHEREAS, Cannagistics, Inc. was incorporated and validly existing in the State of Nevada, originally formed on May 26, 2004; and

WHEREAS, the shares of common stock of Cannagistics, Inc. is publicly traded and quoted over-the-counter on Link ATS under the symbol “CNGT” (US.CNGT.PK); and

WHEREAS, Cannagistics, Inc.’s Board of Directors has unanimously approved this Plan in accordance with applicable provisions of the DGCL, NRS and the Board of Directors by their written consent; and

WHEREAS, there is no provision contained in Cannagistics, Inc.’s Articles of Incorporation, as amended, its Bylaws, or set forth in the DGCL or the NRS, which prevents Cannagistics, Inc. to convert and change from a domestic, for-profit Nevada corporation to that of a domestic, for-profit Delaware corporation;

NOW, THEREFORE, Cannagistics, Inc. does hereby adopt this Plan to effectuate the conversion of Cannagistics, Inc. into a Delaware corporation and to change its name as follows:

1.	Conversion and Name Change. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the DGCL and the NRS, Cannagistics, Inc. shall convert and change its name to “Global Transition Corporation” at the Effective Time (as defined in Section 3 below) and shall thereafter be subject to all of the provisions of the DGCL.

2.	Effect of Conversion and the Name Change. Upon the Effective Time, all of the rights, privileges, and powers of Cannagistics, Inc., and all property, real, personal, and mixed, as well as all other things and causes of action belonging to Cannagistics, Inc., shall remain vested in it, even following its name becoming Global Transition Corporation and shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Cannagistics, Inc. shall be preserved unimpaired, and all debts, liabilities, and duties may be enforced against it for any purpose of the laws of the State of Delaware, despite the name change and despite the conversion. The Conversion and the name change shall not be deemed to affect any obligations or liabilities incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. Cannagistics, Inc., now as Global Transition shall not be required to wind up its affairs. Instead, the Conversion and the name change shall be deemed to constitute a continuation of the existence of Cannagistics, Inc. in the form of a Delaware corporation.

3.	Effective Time. Provided this Plan has not been terminated or deferred pursuant to the provisions hereof, the Conversion and the name change shall be effected immediately. Subject to the foregoing, the Conversion and the name change shall be effective upon the filing with the Secretary of State of the State of Delaware (the “Effective Time”).

4.	Governance and Other Matters Related to Global Transition Corporation.

a.	Articles of Incorporation. At the Effective Time, the Corporation shall be named “Global Transition Corporation”.

b.	Bylaws. At the Effective Time, the Bylaws of Cannagistics, Inc. are hereby adopted by the Board of Directors of Global Transition Corporation.

c.	Directors and Officers. The members of the Board of Directors and the officers of Cannagistics, Inc. immediately prior to the Effective Time shall continue in office following the Effective Time as directors and officers of Global Transition Corporation, respectively, until the expiration of their respective terms of office and until their successors have been qualified and duly elected, or until the earlier of their death, resignation, or removal. After the Effective Time, Global Transition Corporation and its Board of Directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

5.	Effect of the Conversion and Name Change on the Common and Preferred Stock of Global Transition Corporation.

a.	Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and the name change and without any further action on the part of Global Transition Corporation, any shareholder or stockholder, either corporation’s board of directors, or any officer or director, thereof, respectively, each share of common stock in each share of preferred stock of Cannagistics, Inc. shall convert into one validly issued, fully paid, and non-assessable share of common stock and preferred stock respectively of Global Transition Corporation of the same par value.

6.	Stock Certificates.

a.	From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of Cannagistics, Inc. Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Global Transition Corporation Common Stock into which the shares represented by such certificates have been converted as provided herein, without further action by any party.

7. Employee Benefit and Compensation Plans. As at the Effective Time, there are no outstanding employee benefit and/or employee, officer, or director compensation plans authorized or existing by Cannagistics, Inc.

8.	Outstanding Awards. As at the Effective Time, there are no outstanding stock options, purchase rights, restricted stock awards, or other stock awards relating to the Cannagistics, Inc. Common Stock.

9.	Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein or by operation of law.

10. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan. This Plan shall be governed under the laws of the State of Delaware, except for conflicts of laws rules.

11.	Authorized Representative. The shareholders and directors of Cannagistics, Inc. and Global Transition authorize James W. Zimbler to deliver this Plan, to effect the Conversion and the name change, to execute and deliver the Articles of Incorporation of Cannagistics, Inc. and Global Transition, and file all writings required to effectuate the Conversion and the name change.

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IN WITNESS WHEREOF, Cannagistics, Inc., a Nevada corporation, has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

BY ORDER OF THE BOARD OF DIRECTORS

OF CANNAGISTICS, INC.:

Dated: May 6, 2021,

GLOBAL TRANSITION CORPORATION,

a Delaware Corporation

/s/ James W. Zimbler /s/ James W. Zimbler

________________________________ ________________________________

By: James W. Zimbler By: James W. Zimbler

Its: Vice President/Director Its: Vice President/Director

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STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

First: The jurisdiction where the Non-Delaware Corporation first formed is Nevada Second: The jurisdiction immediately prior to filing this Certificate is Nevada. Third: The date the Non-Delaware Corporation was first formed is May 26, 2004.

Fourth: The name of the Non-Delaware Corporation immediately prior to filing this Certificate is CANNAGISTICS, INC.

Fifth: The name of the Corporation as set forth in the Certificate of Incorporation is GLOBAL TRANSITION CORPORATION.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting

Corporation have executed this Certificate on the 7th day of May, 2021.

BY: Signature

Name: /s/ James W. Zimbler -please print

James W. Zimbler

Tittle: Incorporator

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PLAN OF REORGANIZATION

This PLAN OF REORGANIZATION (this “Agreement”) dated to become effective May 6, 2021 (the “Effective Date”), is between Global3pl, Inc., a Delaware Corporation (“Merger Sub”), and Cannagistics, Inc., a Delaware Corporation (“Holdco”), and Global Transition Corporation, a Delaware Corporation (the “Company”), and is intended to operate concomitantly with that certain Merger Agreement filed contemporaneously with the Delaware Secretary of State of even date herewith, with reference to the following facts, terms, and provisions (the Company, Holdco and Merger Sub are herein collectively referred to as the “Participating Parties”):

Recitals.

A.	The Company was initially formed and organized as a domestic, for-profit corporation in the State of Delaware on January 26, 2009.

B.	On May 6, 2021, the Company converted to a Delaware Corporation. As of the date hereof, the Company is a corporation in good standing under the laws of the State of Delaware.

C.	Upon entering into this Agreement, the Company’s Common Stock (as defined below) is quoted to trade over-the-counter in the United States and elsewhere under the symbol “CNGT” (US.CNGT.PK), and its primary trading venue is over the Link ATS operated by OTC Markets Group, Inc. (“OTC”).

D.	The Company’s authorized capital stock in the State of Delaware, as well as that of Holdco and of Merger Sub, each being a mirror image of the others, consists of 500,000,000 (Five Hundred Million) shares of common stock par value of $0.0001 per share and Twenty Million (20,000,000) shares of preferred stock par value of $0.0001 per share.

E.	To effect the overall transaction evidenced by this Agreement, and to qualify as a tax-free reorganization under Section 368, et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), as the initial steps, the Company formed Holdco in the State of Delaware on May 6, 2021, and Holdco, as a validly existing Delaware Corporation, formed Merger Sub in the State of Delaware on May 6, 2021 (the “Reorganization”).

F.	As of the date hereof, Holdco’s authorized capital structure is identical to the capital structure of the Company.

G.	As of the date hereof, Merger Sub’s authorized capital structure is identical to the capital structure of the Company and Holdco.

H.	The Articles of Incorporation and the Bylaws of the Company immediately after the Effective Time (as hereinafter defined) will contain the identical provisions relative to shareholders and contained in the Articles of Incorporation and Bylaws of Merger Sub immediately after the Effective Time (to the extent required by the Delaware General Corporation Law of the State of Delaware) (hereinafter “DGCL”) and the applicable provisions of the Code). The Articles of Incorporation and the Bylaws of the Company, Merger Sub and Holdco are identical in all pertinent respects.

I.	The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdco and will also be the directors of Merger Sub as of the Effective Time. The Company, Merger Sub and Holdco have the same directors.

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J.	The Company desires to create a new holding company structure in accordance with the DGCL by merging Merger Sub with and into the Company with Merger Sub being the surviving corporation, and converting each outstanding share of Company Common Stock into a like number of shares of Holdco Common Stock, all in accordance with the terms of this Reorganization and that certain Merger Agreement.

K.	As the survivor of the Merger Agreement, Merger Sub desires to issue to Holdco 100 shares of common stock (the “Merger Sub Shares”), par value $0.0001 per share, in exchange for the constructive issuance by Holdco (the “Exchange Shares”), of shares of its common stock, $0.0001 par value per share, and shares of its Preferred Stock, $0.0001 par value per share (collectively, the “Shares”), respectively, constructively replacing the shares currently outstanding, having been previously issued by the Company and outstanding, in substitute therefore, on the terms and subject to the conditions set forth herein (the “Exchange”), and the entry by Holdco and Merger Sub into the overall merger and Reorganization by recognition and acceptance of that certain merger and this Reorganization.

L.	The Boards of Directors of Holdco, Merger Sub and the Company have approved this Agreement and approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in that certain Merger Agreement (the “Merger”). No vote or solicitation of votes is required by the Company, Merger Sub, or Holdco, as permitted by applicable provisions of the DGCL, however, certain shareholders acting by written consent approved the Reorganization and the concomitant Merger Agreement.

M.	For U. S. Federal income tax purposes, the Reorganization and concomitant Merger Agreement are operative and shall, in every respect, qualify as and is intended to be a reorganization under the applicable provisions of Section 368(a)(1)(B) of the Code.

N.	Following the consummation of the transaction agreed to in this Agreement contemporaneously with the agreement by the parties in and to that certain Merger Agreement, Holdco shall succeed as the public company, the Company Common Stock of which is quoted to trade over-the-counter in the United States and elsewhere under the symbol “CNGT” (US.CNGT.PK), and whose primary trading venue is over the Link operated by OTCMarkets.com.

O.	Certain capitalized terms used but not defined herein shall have the meaning given to such terms in that certain Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Participating Parties hereby agree as follows:

The foregoing recitals are hereby incorporated herein by this reference.

ARTICLE I

THE SHARES AND THE EXCHANGE SHARES.

Section 1.1. The Shares. The Shares shall be issued to Holdco, and the Exchange Shares shall be considered as being replaced by the shares of the Company which are currently issued and outstanding issued to Merger Sub, pursuant to Article II hereof.

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ARTICLE II

SHARE EXCHANGE/ CONVERSION OF SECURITIES; STOCK CERTIFICATES

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company, Holdco or any holder of any securities of the foregoing entities:

(a) Each validly issued share (or fraction of share, as applicable) of common stock, par value $0.0001 per share or Preferred Stock, as the case may be of the Company (the “Company Stock”), outstanding or held in treasury immediately prior to the Effective Time, shall be automatically converted into one (or equal fraction of one, as applicable) fully paid and nonassessable share of common stock, par value $0.0001 per share or Preferred Stock, as the case may be, of Holdco (the “Holdco Stock”) having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as the corresponding share (or fraction of a share) of the Company Stock outstanding at the instant prior to the Agreement and the Merger. Each outstanding right to acquire Company Stock, such as a warrant or an employee stock option, which is fully accrued, matured and without condition precedent (a conversion right in a convertible financial instrument is not defined herein to include such a “right to acquire”), immediately prior to the Effective Time shall be converted into a right to acquire Holdco Stock on the same terms and conditions as the right to acquire Company Stock being converted in the Merger, to the exclusion of any rights or obligations that may be associated with a convertible financial instrument, which such rights shall remain, intact, with respect to the Surviving Entity, and the Surviving Entity shall remain obligated in all respects thereto, including with regard to rights of conversion with respect thereto.

(b) Each share of Holdco Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, Shares of common stock, par value $0.0001 per share, immediately prior to the Effective Time, automatically converting into 100 shares of the Surviving Entity, to be held by Holdco, making the Survivor Entity a wholly-owned subsidiary of Holdco.

(d) Each share of the Company Stock authorized prior to the Effective Time shall automatically be canceled and retired and shall cease to exist.

Section 2.2 Stock Certificates of the Company Automatically Convert into, and become, Shares of Holdco. Subject to Section 2.1, from and after the Effective Time, all of the outstanding certificates and book-entries which immediately prior to the Effective Time represented shares of the Company Stock shall be deemed for all purposes to thereafter evidence ownership of, and to represent and constitute, shares of Holdco Stock. As provided in this Agreement, the shares of the Company Stock formerly represented by such certificates and book-entries are hereby converted and transformed, with identical designations, rights, powers and preferences, and qualifications, limitations and restrictions, following the Effective Time, into shares of Holdco Stock. This process of conversion and transformation shall occur without the necessity of exchanging or surrendering any such certificates. Instead, such certificates issued by the Company, shall thereafter constitute certificates of Holdco as though the certificate issued by the Company was surrendered and replaced by a like certificate issued by Holdco. The registered owner on the books and records of the Company or its transfer agent of any outstanding stock certificate, shall hereafter be deemed to be, instead, the registered owner of such certificate of Holdco and shall be entitled to exercise any voting and other rights with respect to the applicable shares of Holdco Stock into which the shares of the Company Stock have hereby been converted as provided in this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH PARTICIPANT.

Each of the Participating Parties represents and warrants to the others that as of the date hereof:

Section 3.1 Existence and Power. Each Participating Party represents that it is a corporation, validly existing and in good standing under the laws of the State of Delaware. Each Participating Party represents that it has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business is conducted or to be conducted by it and that it is legally engaged in such business and that it is not in violation of any law.

Section 3.2 Authorization. Each Participating Party represents that the execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on its part, and this Agreement is a valid and binding obligation of it, enforceable against it in accordance with its terms.

Section 3.3 Board Approvals. Each Participating Party represents that the transactions contemplated by this Agreement, including, without limitation, the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved, and declared advisable by its Board of Directors.

Section 3.4 Non-Contravention. Each Participating Party represents that the execution, delivery, and performance of this Agreement, and the consummation by it of the transactions contemplated hereby, will not conflict with, violate, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of its Articles of Incorporation, Bylaws, or other governing instrument.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 4.2 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 4.3 Further Assurances. From time to time, and when required by Holdco, the Company and/or Merger Sub shall execute and deliver, or cause to be executed and delivered, such deeds and other instruments, and each Participating Party shall take or cause to be taken such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise in the Surviving Entity or the Company, as applicable the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of each Participating Party and otherwise to carry out the purposes of this Agreement, and the officers and directors of each Participating Party are authorized fully in the name and on behalf of such Participating Party, as applicable, or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

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Section 4.4 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 4.5 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 4.6 No Appraisal Rights. In accordance with applicable law, no appraisal rights shall be available to any holder of shares of any class of stock whatsoever, in connection with the Merger.

Section 4.7 Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the mutual consent of the parties to this Agreement; No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

ARTICLE V

MISCELLANEOUS.

Section 5.1. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a)       If to Merger Sub, to:

Global3pl, Inc.

2110 5th Avenue, Ronkonkoma, NY 11779

Attention:       James W. Zimbler,

Vice President/Director

(b)       If to Holdco, to:

Cannagistics, Inc.

2110 5th Avenue, Ronkonkoma, NY 11779

Attention:       James W. Zimbler,

Vice President/Director

(c)       If to Global Transition Corporation, to:

Global Transition Corporation

2110 5th Avenue, Ronkonkoma, NY 11779

Attention:       James W. Zimbler,

Vice President/Director

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Section 5.2. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby and thereby that certain Merger Agreement.

Section 5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by each Participating Party. No failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.4. Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 5.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, unless as provided under that certain Merger Agreement that operates concomitantly herewith.

Section 5.6 Entire Agreement. This Agreement together with that certain Merger Agreement constitutes the entire agreement between the parties hereto and thereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 5.7 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.8 Severability. The provisions of this Agreement and in that certain Merger Agreement that operates concomitantly herewith, are not severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof and thereof.

Section 5.9 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

Section 5.10. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GLOBAL TRANSITION CORPORATION,

a Delaware Corporation (the “Company”) ATTEST:

/s/ James W. Zimbler /s/ James W. Zimbler

___________________________________ ___________________________________

By: James W. Zimbler James W. Zimbler

Its: Vice President/Director Secretary

CANNAGISTICS, INC.,

a Delaware Corporation (“Holdco”) ATTEST:

/s/ James W. Zimbler /s/ James W. Zimbler

___________________________________ ___________________________________

By: James W. Zimbler James W. Zimbler

Its: Vice President/Director Secretary

GLOBAL3PL, INC.,

a Delaware Corporation (“Merger Sub”) ATTEST:

/s/ James W. Zimbler /s/ James W. Zimbler

___________________________________ ___________________________________

By: James W. Zimbler James W. Zimbler

Its: Vice President/Director Secretary

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CERTIFICATE OF THE SECRETARY

OF

CANNAGISTICS, INC.

I, James W. Zimbler, the Secretary of Cannagistics, Inc., a Delaware Corporation, hereby certifies that the Plan of Reorganization to which this certificate is attached has been adopted pursuant to the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of May 6, 2021.

CANNAGISTICS, INC.,

a Delaware Corporation (“Holdco”)

/s/ James W. Zimbler

___________________________________

By: James W. Zimbler

Its: Secretary

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CERTIFICATE OF THE SECRETARY

OF

GLOBAL TRANSITION CORPORATION

I, James W. Zimbler, the Secretary of Global Transition Corporation, a Delaware Corporation, hereby certifies that the Plan of Reorganization to which this certificate is attached has been adopted pursuant to the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of May 6, 2021.

GLOBAL TRANSITION CORPORATION,

a Delaware Corporation (the “Company”)

/s/ James W. Zimbler

___________________________________

By: James W. Zimbler

Its: Secretary

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CERTIFICATE OF THE SECRETARY

OF

Global3pl, Inc.

I, James W. Zimbler, the Secretary of Global3pl, Inc., a Delaware Corporation, hereby certifies that the Plan of Reorganization to which this certificate is attached has been adopted pursuant to the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of May 6, 2021.

Global3pl, Inc.,

a Delaware Corporation (“Merger Sub”)

/s/ James W. Zimbler

___________________________________

By: James W. Zimbler

Its: Secretary

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